EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Reports First quarter 2021 Results

Sparta, Michigan – April 21, 2021 – ChoiceOne Financial Services, Inc. ("ChoiceOne", NASDAQ:COFS), the parent company for ChoiceOne Bank, reported financial results for the quarter ended March 31, 2021.

Significant items impacting comparable first quarter 2021 and 2020 results include the following:

§

On July 1, 2020, ChoiceOne completed the merger of Community Shores Bank Corporation, the former parent company of Community Shores Bank, with and into ChoiceOne with ChoiceOne surviving the merger.  Community Shores Bank was consolidated with and into ChoiceOne Bank effective October 16, 2020. The total assets, loans and deposits acquired in the merger with Community Shores were approximately $244.0 million, $173.9 million and $227.8 million, respectively.

§

There were no merger-related expenses in the first quarter of 2021.  ChoiceOne incurred tax-effected merger-related expenses of approximately $547,000 and $282,000, respectively ($0.07 per diluted share and $0.04 per diluted share, respectively), for the quarters ended December 31, 2020 and March 31, 2020.

Financial Highlights

§	Net income of $6,238,000 for the first quarter of 2021 compared to $3,254,000 in the same period in 2020.

§	Diluted earnings per share of $0.80 in the first quarter of 2021 compared to $0.45 per share in the first quarter of the prior year.

§	In the first quarter of 2021, $56.4 million of Paycheck Protection Program (PPP) loans were forgiven resulting in $1.4 million of fee income. In addition, ChoiceOne added 718 PPP loans to its portfolio in the first quarter of 2021 with a balance of $76.7 million. Fee income related to new PPP loans amounted to $3.7 million, of which $208,000 was recognized in the first quarter of 2021.

§	Total deposits grew $165.4 million in the first quarter of 2021 and $666.6 million since the first quarter of 2020. $227.8 million of the year over year growth was related to the merger with Community Shores which closed on July 1, 2020.

§

In an effort to deploy deposit growth ChoiceOne grew its securities portfolio $148.7 million in the first quarter of 2021 and $363.6 million in the twelve months ended March 31, 2021.  We believe our portfolio will provide a natural hedge for floating rate loans and investments are sufficiently short-term to allow us to grow loans organically as good credits become available.

ChoiceOne reported net income of $6,238,000 for the first quarter of 2021 compared to $3,254,000 in the same period in 2020. Diluted earnings per share were $0.80 in the first quarter of 2021 compared to $0.45 per share in the first quarter of the prior year.  Excluding $282,000 in tax-effected merger related expenses, net income for the first quarter of 2020 was $0.49 per diluted share.  The increases in net income compared to prior periods in 2020 are partially due to the merger with Community Shores; however, ChoiceOne has had success growing deposits organically and capitalizing on fee income from PPP loans.

Total assets grew $671.6 million from March 31, 2020 to March 31, 2021.  Of this growth, $244.0 million resulted from assets obtained in the Community Shores Merger and $427.6 million was organic.  PPP loans have been a driver of this growth; however, only $137.5 million in PPP loans remained on ChoiceOne's balance sheet as of March 31, 2021 following the recent round of forgiveness by the Small Business Administration.  In the first quarter of 2021, $56.4 million PPP loans were forgiven resulting in $1.4 million of fee income.  In addition, ChoiceOne added 718 PPP loans to the portfolio with a balance of $76.7 million.  Fee income related to new PPP loans amounted to $3.7 million, of which $208,000 was recognized in the first quarter of 2021.  ChoiceOne also saw deposit growth of $165.4 million in the first quarter of 2021 and $666.6 million since the first quarter of 2020.  $227.8 million of the year over year growth was related to the merger with Community Shores.  Organic deposit growth is partly due to how individuals and businesses have managed funds received under the Coronavirus Aid, Relief and Economic Security Act.  In an effort to deploy deposit growth ChoiceOne grew its securities portfolio $148.7 million in the first quarter of 2021 and $363.6 million in the twelve months ended March 31, 2021.  We believe our portfolio will provide a natural hedge for floating rate loans and investments are sufficiently short-term to allow us to grow loans organically as good credits become available.  ChoiceOne incurred $250,000 in provision for loan losses expense during the first quarter of 2021, some of which was related to the impact of the COVID-19 pandemic and the remainder was related to changes in risk in ChoiceOne's loan portfolio.  The remaining credit mark on acquired loans from the recent mergers with County Bank Corp. and Community Shores Bank Corporation totaled $8.0 million as of March 31, 2021.  Although ChoiceOne has not seen a significant increase in charge-offs or delinquencies as a result of the COVID-19 pandemic, management is continuing to monitor deferrals and economic indicators which may signify the need for increased provision for loan losses expense.

Total noninterest income was $5.6 million in the first quarter of 2021 compared to $4.1 million in the first quarter of 2020 which represented an increase of $1.5 million.  While increased scale was a factor, most of the increase was related to a difference in the change in the market value of equity securities from a negative $389,000 in the first quarter of 2020 to a positive $608,000 in the first quarter of 2021.  The stock market dipped sharply in March 2020 related to the COVID-19 pandemic which affected securities held by ChoiceOne.  Since that time ChoiceOne has seen the value of equity investments held climb to pre-pandemic levels.  Mortgage activity continued to remain strong as lower interest rates encouraged refinancing activity.

Total noninterest expense increased $2.1 million in the first quarter of 2021 compared to the first quarter of 2020.  Much of the increase was caused by the increase in scale related to the merger with Community Shores. Total noninterest expenses declined by $1.2 million in the first quarter of 2021 compared to the prior quarter due in part to a lack of merger-related expenses in the first quarter of 2021.

“I am pleased to report strong net income for the first quarter of 2021,” said Chief Executive Officer of ChoiceOne Kelly Potes. “I am particularly pleased with the organic deposit growth, and our PPP loans processed. As a community bank, our scale and agility has allowed us to efficiently process PPP loans for our small businesses helping them to maintain thousands of jobs in Michigan.”

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. Member FDIC. ChoiceOne Bank operates 34 offices in parts of Kent, Lapeer, Macomb, Muskegon, Newaygo, Ottawa, and St. Clair counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit Investor Relations at ChoiceOne’s website at choiceone.com.

Non-GAAP Financial Measures

This press release contains references to certain financial measures that are not defined in U.S. generally accepted accounting principles ("GAAP"). Management believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the underlying financial performance of ChoiceOne.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, we use non-GAAP measures as comparative tools, together with GAAP measures, to assist in the evaluation of our operating performance or financial condition. Also, we ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and that they are computed in a manner intended to facilitate consistent period-to-period comparisons. ChoiceOne’s method of calculating these non-GAAP financial measures may differ from methods used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in this news release. See Non-GAAP Reconciliation.

Forward-Looking Statements

This release may contain forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue”, “future” and variations of such words and similar expressions are intended to identify such forward looking statements. These statements reflect current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, including without limitation the impact of the global coronavirus outbreak (COVID-19). Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

The COVID-19 pandemic is adversely affecting us and our customers, counterparties, employees, and third-party service providers. The ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Additional risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020.

EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-7366 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.

Condensed Balance Sheets
(Unaudited)

(In thousands)	3/31/2021	12/31/2020	3/31/2020
Cash and Cash Equivalents	$135,328	$79,519	$45,471
Securities	734,435	585,687	370,836
Loans Held For Sale	18,736	12,921	7,385
Loans to Other Financial Institutions	7,312	35,209	39,421
Loans, Net of Allowance For Loan Losses	1,027,343	1,062,075	806,787
Premises and Equipment	30,262	29,489	24,087
Cash Surrender Value of Life Insurance Policies	32,938	32,751	32,171
Goodwill	59,946	60,506	52,593
Core Deposit Intangible	4,961	5,269	5,653
Other Assets	18,869	15,916	14,086

Total Assets	$2,070,130	$1,919,342	$1,398,490

Noninterest-bearing Deposits	$515,552	$477,654	$283,434
Interest-bearing Deposits	1,324,412	1,196,924	889,965
Borrowings	6,599	9,327	23,188
Other Liabilities	4,902	8,169	6,101

Total Liabilities	1,851,465	1,692,074	1,202,688

Shareholders' Equity	218,665	227,268	195,802

Total Liabilities and Shareholders’ Equity	$2,070,130	$1,919,342	$1,398,490

Condensed Statements of Income
(Unaudited)

	Three Months Ended
(In Thousands, Except Per Share Data)	3/31/2021	12/31/2020	3/31/2020
Interest Income
Loans, including fees	$12,683	$12,764	$10,075
Securities and other	2,973	2,276	2,419
Total Interest Income	15,656	15,040	12,494

Interest Expense
Deposits	880	949	1,385
Borrowings	88	99	138
Total Interest Expense	968	1,048	1,523

Net Interest Income	14,688	13,992	10,971
Provision for Loan Losses	250	1,000	775

Net Interest Income After Provision for Loan Losses	14,438	12,992	10,196

Noninterest Income
Customer service charges	1,920	1,946	1,845
Insurance and investment commissions	273	125	126
Gains on sales of loans	2,146	2,958	1,743
Gains on sales of securities	1	-	2
Trust income	173	169	170
Earnings on life insurance policies	186	195	192
Change in market value of equity securities	608	29	(389)
Other income	293	266	410
Total Noninterest Income	5,600	5,688	4,099

Noninterest Expense
Salaries and benefits	7,168	6,994	5,128
Occupancy and equipment	1,554	1,598	1,270
Data processing	1,429	2,128	1,484
Professional fees	729	819	762
Core deposit intangible amortization	307	396	353
Other expenses	1,341	1,833	1,419
Total Noninterest Expense	12,528	13,768	10,416

Income Before Income Tax	7,510	4,912	3,879
Income Tax Expense	1,272	812	625

Net Income	$6,238	$4,100	$3,254

Basic Earnings Per Share	$0.80	$0.53	$0.45
Diluted Earnings Per Share	$0.80	$0.52	$0.45

Non-GAAP Reconciliation

(Unaudited)

In addition to analyzing the Company's results on a reported basis, management reviews the Company's results and the results on an adjusted basis. The non-GAAP measures presented in the table below reflect the adjustments of the reported U.S. GAAP results for significant items that management does not believe are reflective of the Company's current and ongoing operations.

	Three Months Ended
(In Thousands, Except Per Share Data)	3/31/2021	12/31/2020	3/31/2020
Income before income tax	$7,510	$4,912	$3,879
Adjustment for merger-related expenses	-	692	302
Adjusted income before income tax	$7,510	$5,604	$4,181

Income tax expense	$1,272	$812	$625
Tax impact on adjustment for merger-related expenses	-	145	20
Adjusted income tax expense	$1,272	$957	$645

Net income	$6,238	$4,100	$3,254
Adjusted net income	$6,238	$4,647	$3,536

Basic earnings per share	$0.80	$0.53	$0.45
Diluted earnings per share	$0.80	$0.52	$0.45
Adjusted basic earnings per share	$0.80	$0.60	$0.49
Adjusted diluted earnings per share	$0.80	$0.59	$0.49